UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 5, 2013

INDEPENDENT FILM DEVELOPMENT CORPORATION

(Name of small business issuer specified in its charter)

Nevada	000-53103	56-2676759
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9107 Wilshire Blvd. Suite 450

Beverly Hills, California 90210
(Address of principal executive offices)

(310) 295-1711
(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective June 5, 2013, Jeff Ritchie resigned as Chief Executive Officer of Independent Film Development Corporation, and was replaced by George Ivakhnik as Interim Chief Executive Officer. Mr. Ritchie will stay on as Chief Operating Officer and director.

George Ivakhnik has served as the Chief Executive Operator and Chief Investment Officer of 51/49 Group, Inc., a company which manages a private fund, since its inception in April 2013. Since 2008, he has served as the Chief Executive Officer of Trust Deed Gallery, a company dealing in real estate investments, the Chief Investment Officer of ARM Fund, a real estate based fund, the Chief Investment Officer of Pacific Marilyn Fund, the Chief Executive Officer of and the Chief Executive Officer of LAREIT, a real estate investment trust, and the Chief Executive Officer of Mobile Star Corp., a publicly held corporation. Mr. Ivakhnik’s experience includes public and private company capital formation and management. His predominant responsibilities include portfolio asset management, portfolio allocation, capital formation, limiting risk exposure and maximizing returns for investors.

Mr. Ivakhnik’s background includes service as a registered representative of national investment banks, including Advanced Equities, where he performed financial services for top Silicon Valley venture capitalist firms such as New Enterprise Associates, Keliner Perkins Caufield & Nyers, Benchmark Capital and Sequoia Capital. Mr. Ivakhnik has over 10 years real estate capital markets experience as vice president of PRM Realty Group, a $3 billion Chicago based exotic value-added real estate developer. Mr. Ivakhnik’s financial duties included launching a capital markets division for the purpose of executing high-end development opportunities.

While at PRM and continuing thereafter, Mr. Ivakhnik performed capital formation duties for west coast mortgage-backed pools and private money lenders. After working at Advanced Equities, Mr. Ivakhnik registered with 1st Bridgehouse Securities, where he executed FDIC, DeNovo Banking IPO strategies. More recently, he has spearheaded the acquisition and implementation of franchising opportunities of U.S. based socially responsible companies.

Mr. Ivakhnik previously held a Series 7 and 66 securities license, and attended Metropolitan University of Denver.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT FILM DEVELOPMENT CORP.

Date: June 6, 2013	By: /s/ Jeff Ritchie Jeff Ritchie Chief Operating Officer

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